                                                        Exhibit 99


FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321


                   TRANS-LUX ANNOUNCES THIRD QUARTER RESULTS

NORWALK, CT, November 10, 2004 - Trans-Lux Corporation (AMEX:TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the third quarter ended September 30, 2004.

Third Quarter 2004
Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy announced that revenues for the quarter totaled $14.1 million, down slightly from $14.5 million during the same quarter last year. Income from continuing operations for the third quarter rose to $79,000 ($0.06 per share) from $61,000 ($0.05 per share) during the same period last year. Income from discontinued operation was $42,000 ($0.03 per basic share, $0.01 per diluted share) for the third quarter of 2003. Cash flow as defined by EBITDA totaled $3.4 million for the three-month period, compared to $3.6 million for the comparable period in 2003. As previously announced, the Company sold the stock of its Australian subsidiary during the second quarter of 2004 and reclassified the results of that company as a discontinued operation.

Nine Months Ended September 30, 2004
For the nine months ended September 30, 2004, income from continuing operations rose to $829,000 ($0.66 per basic share, $0.50 per diluted share) from $404,000 ($0.32 per basic and diluted share) during the same nine-month period in 2003. The sale/leaseback of the Company's Norwalk, Connecticut facility during the second quarter of this year and the sale of the vacant land adjacent to the Company's headquarters during the second quarter of last year each had a significant positive impact on the profitability of Trans-Lux for the first nine months of those years, respectively. Cash flow, as defined by EBITDA, totaled $11.4 million, compared to $12.3 million in 2003. Revenues declined to $39.5 million from $43.3 million last year. The decrease is primarily a result of the sale of the Company's Custom Sports business in March 2003, after which there were no further revenues from that business, and a decrease in the Indoor Display division revenues resulting from the consolidation of the Company's customers in the financial services markets. During the nine months ended September 30, 2004, Trans-Lux paid down $6.9 million of its long-term debt, offset by $1.7 million of new theatre expansion debt, for a net reduction in long-term debt of $5.2 million.

Income from discontinued operation for the nine-month period was $127,000 ($0.10 per basic share, $0.03 per diluted share), down from $534,000 ($0.42 per basic share, $0.16 per diluted share) last year. Last year's income from discontinued operation included a significant translation gain on the Australian dollar.

The Board of Directors authorized payment of a regular quarterly cash dividend, payable on October 29, 2004 to all stockholders of record as of the close of business October 8, 2004. Holders of Common Stock received 3.5 cents per share and holders of Class B Stock received 3.15 cents per share.

The Company has begun its implementation of Sarbanes-Oxley Section 404 internal control requirements. While the Company does not need to be in compliance until December 31, 2005, Trans-Lux has already brought in consultants to assist in the process.

"Compared to prior quarters, this quarter was a relatively quiet one. There were no asset sales, which made significant impact in recent periods' results," noted Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "We continue our research and development programs and the introduction of new products in order to strengthen our core businesses."



Display Division
The economic downturn in the financial services market continues to have a negative impact on the Indoor Display division, as a result of disconnects of existing rental installations. Despite these difficulties, the Indoor division secured several new orders for DataWall(R), LED Jet(R) and VisionWriter(R) displays for a variety of retail banking and brokerage offices and credit unions in the U.S. and Canada.

The gaming sector was a bright spot for Trans-Lux, with two significant new orders secured during the quarter. The Company was awarded a large order from the Colony Resorts, new owners of the Las Vegas Hilton, for a complete race and sports book display system, as well as what will be the largest LED Jet display in Las Vegas. Trans-Lux also won a contract for a sports book display system for El Cortez Hotel and Casino in Las Vegas.

The government and private sector also had a good quarter in terms of sales.
The Company secured additional orders from a major food retailer for a regional rollout program of in-store promotional displays, consisting of custom-packaged LED and LCD displays, now totaling more than 100 installations across its chain. Radio Shack awarded Trans-Lux a contract for World Time Zone Clock displays for the lobby of its new world headquarters building in Ft. Worth, Texas. Additionally, the Company sold additional LED Jet sports displays to an upscale sports bar chain.

The Outdoor division continued to perform well this quarter, with sales on par with last year. The division benefited from sales of its recently introduced LED Fuel Price Changer products, which are being well received in the commercial marketplace.

Both the Outdoor and Indoor Display divisions benefited from a joint effort for the University of Connecticut School of Business. Trans-Lux installed a variety of indoor and outdoor display products for the university's Financial Accelerator, a new four-story facility in downtown Hartford. The Company also continued to receive orders for displays for other business school and university classroom applications.


Entertainment/Real Estate
While the third quarter is typically the best quarter for the Entertainment/Real Estate division, business was slower than usual in 2004 due to the Olympic Summer Games. However, revenues year-to-date are pacing 2003. High grossing films for the third quarter included Spider-Man 2, The Bourne Supremacy,
Dodgeball: A True Underdog Story and Fahrenheit 9/11. The Company broke ground on a two-screen expansion of its Skyline Theatre in Dillon, Colorado, which will bring its total number of screens to eight. The expansion is expected to be completed by the end of 2004.

Trans-Lux is a worldwide, full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States.

(Table of Operations attached)
                                       ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.


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                                            TRANS-LUX CORPORATION

                                             TABLE OF OPERATIONS
                                                 (Unaudited)

<CAPTIONS>
                                                            THREE MONTHS ENDED          NINE MONTHS ENDED
                                                               SEPTEMBER 30               SEPTEMBER 30
                                                            -------------------        --------------------

(In thousands, except per share data)                          2004      2003             2004     2003 (2)
                                                            -------------------        --------------------
Revenues                                                    $14,065   $14,529          $39,506    $43,253

Net income:
 Income from continuing operations                              79         61              829        404
 Income from discontinued operation (1)                          0         42              127        534
                                                            -------------------        --------------------
Net income                                                      79        103              956        938

Calculation of EBITDA - add:
 Interest expense, net                                         872        977            2,709      2,943
 Provision for income taxes                                     64         89              598        747
 Depreciation and amortization                               2,413      2,428            7,258      7,390
 Effect of discontinued operation (1)                            0         25             (170)       320
                                                            -------------------        --------------------
EBITDA (3)                                                  $3,428     $3,622          $11,351    $12,338
                                                            ===================        ====================

Earnings per share - continuing operations:
 Basic                                                       $0.06      $0.05            $0.66      $0.32
 Diluted                                                     $0.06      $0.05            $0.50      $0.32

Earnings per share - discontinued operation:
 Basic                                                       $0.00      $0.03            $0.10      $0.42
 Diluted                                                     $0.00      $0.01            $0.03      $0.16

Total earnings per share:
 Basic                                                       $0.06      $0.08            $0.76      $0.74
 Diluted                                                     $0.06      $0.08            $0.53      $0.54

Average common shares outstanding:
 Basic                                                       1,261      1,261            1,261      1,261
 Diluted                                                     4,138      3,420            3,863      3,420

(1) Discontinued operation represents the Australian subsidiary, which was sold in April 2004.

(2) During the first quarter of 2003, the Company sold its Custom Sports business and is therefore posting lower revenues since there were no further sales from Custom Sports after the first quarter of 2003.

(3) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.
EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.